XTO Energy Underwriting Syndicate Members

Lehman Brothers Inc.
UBS Investment Bank
Wachovia Capital Markets, LLC
JP Morgan Securities Inc.
Banc of America Securities LLC
Citi
Deutsche Bank Securities
Jefferies & Company
Merrill Lynch & Co.
Morgan Stanley & Co.
SunTrust Robinson Humphrey
Tudor, Pickering, Holt & Co.
ABN AMRO Incorporated
Barclays Capital
BNP Paribas
Fortis Securities LLC
BMO Capital Markets
Simmons & Company International
Howard Weil Incorporated
Raymond James
Lazard Capital Markets
BBVA Securities
DnB NOR Markets
Tristone Capital
Macquarie Capital (USA) Inc.
Wells Fargo Securities
BNY Mellon Capital Markets, LLC
Natixis Bleichroeder Inc.
Comerica Securities
U.S. Bankcorp Investments, Inc.
Credit Suisse